Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Mani Mohindru, Ph.D.

Vice President, Corporate Strategy and Investor Relations

Curis, Inc.

617-503-6605

mmohindru@curis.com

Michael P. Gray

Chief Business and Chief Financial Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Strengthens Leadership Team with Appointments of Jaye Viner, M.D. as Chief Medical Officer and Tania Chander, Pharm.D. as VP of Product Development

— Dr. Viner brings significant drug development and molecular oncology expertise —

LEXINGTON, Mass. August 13, 2013 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), an oncology-focused drug development company seeking to develop next generation targeted drug candidates for the treatment of human cancers, today announced the appointment of Jaye Viner, M.D. as Chief Medical Officer and Executive Vice President. Dr. Viner will be responsible for the leadership of Curis’ clinical development strategy and efforts to further the development of its pipeline of proprietary drug candidates. In addition to Dr. Viner’s appointment, Curis also announced the appointment of Tania Chander, Pharm.D. as Vice President of Product Development. Dr. Chander will be responsible for project leadership throughout the product development process.

“We are delighted to have Drs. Viner and Chander join the Curis team as we seek to implement the next stage of our corporate development strategy. These strategic appointments further Curis’ mission to strengthen its clinical oncology capabilities,” said Ali Fattaey, Curis’ President and Chief Operating Officer. “We are highly encouraged by the prospects of our proprietary clinical-stage drug candidates and Jaye and Tania’s joining coincides with Curis’ strategic transition and focus on innovative and effective clinical development. We believe that Jaye’s molecular oncology knowledge, combined with broad experience across clinical oncology development, will tremendously enhance our internal capabilities as we seek to effectively and efficiently develop our clinical programs, including CUDC-427, our IAP antagonist, and CUDC- 907, our dual-acting PI3K and HDAC inhibitor. Moreover, Tania’s expertise in product leadership will help shape our strategy as we drive our development programs into multiple near-term clinical trial launches.”

“I am excited to lead Curis’ clinical efforts to advance science- and data-driven development of novel therapeutics. I look forward to working with this dedicated team to explore the therapeutic potential of promising agents for patients with cancer,” said Dr. Viner.

Dr. Viner will replace Maurizio Voi, M.D. who has departed Curis to pursue other opportunities. The Curis team thanks Maurizio for his contributions and wishes him success in his future endeavors.

Jaye Viner, M.D.

Dr. Viner brings significant oncology drug development experience to Curis, having led the development of multiple drug candidates through early, mid and late stage clinical trials. Since April 2012, Dr. Viner served as a Medical Director at Millennium: The Takeda Oncology Company, where she was instrumental in the implementation of a global Phase 3 study of MLN9708, an oral proteasome inhibitor being developed for multiple myeloma. Prior to Millennium, Dr. Viner was at MedImmune, LLC. (AstraZeneca), where she was responsible for the planning and execution of Phase 1 and 2 studies testing targeted cancer drug candidates. From 1995 until March 2009, Dr. Viner held senior leadership positions at the National Cancer Institute and the National Institutes of Health, including Deputy and Acting Director of the Office of Centers, Training and Resources; and Chief of the Gastrointestinal and Other Cancers Research Group in the Division of Cancer Prevention. Dr. Viner received her medical degree from the University of Virginia School of Medicine and her master’s degree in Public Health from Johns Hopkins University Bloomberg School of Public Health. Dr. Viner has published more than 60 articles and book chapters and has served on several editorial boards (Cancer Prevention Research; Cancer Epidemiology, Biomarkers and Prevention).

Tania Chander, Pharm.D.

Dr. Chander’s expertise and cross-functional project leadership experience will be valuable to Curis as the company seeks to initiate clinical studies across multiple oncology indications. Dr. Chander comes from MedImmune, LLC (AstraZeneca) where she held several roles of increasing responsibility across multiple therapeutic areas since 2007. Most recently she was Associate Director, Product Development Team Lead, where she provided leadership to oncology product teams on strategy and clinical development for various oncology drug candidates. Prior to that, Dr. Chander was at Bristol-Myers Squibb as part of the Virology Medical Strategy team for Reyataz®. Tania holds a BS and Pharm.D. in Pharmacy from Rutgers University.

About Curis, Inc.

Curis is an oncology-focused drug development company seeking to develop novel drug candidates for the treatment of human cancers. Erivedge is the first and only FDA-approved medicine for the treatment of advanced basal cell carcinoma and is being commercialized and developed by Roche and Genentech, a member of the Roche Group, under a collaboration agreement between Curis and Genentech. Curis is also seeking to further the development of its pipeline of proprietary targeted cancer drug candidates, including CUDC-427, a small molecule antagonist of IAP proteins, and CUDC-907, a dual PI3K and HDAC inhibitor. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s clinical development plans and timelines, and its expectations regarding the expected contributions of Drs. Viner and Chander, particularly with regard to its strategic transition and its enhanced focus on clinical development. Forward-looking statements may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis and its collaborators may experience adverse results, delays and/or failures in their drug development programs. Curis and its collaborators’ drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical trials and/or may never achieve the requisite regulatory approval needed for commercialization. Curis may not be able to successfully implement or carry out its strategic plans. Curis will require substantial additional capital to fund its business and such capital may not be available on reasonable terms, or at all. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time consuming patent litigation and interference proceedings. Curis faces substantial competition. Unstable market and economic conditions may adversely affect Curis’ financial conditions and its ability to access capital to fund the growth of its business. Curis also faces other important risks relating to its business, operations, financial condition and future prospects that are discussed in its Quarterly Report on Form 10-Q for the period ended June 30, 2013 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.